                                                    ---------------------------
                                                              OMB APPROVAL
                                                     ---------------------------
                                                     OMB Number:       3235-0145
                                                     Expires:    August 31, 1999
                                                     Estimated average burden
                                                     hours per response....14.90
                                                     ---------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*

                            Predictive Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   74036W 10 2
                           --------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

      |_| Rule 13d-1(b)

      |_| Rule 13d-1(c)

      |X| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74036W 10 2             SCHEDULE 13G
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert Belau
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        919,632*
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           1,631,094**
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              919,632*
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,631,094**
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,550,726
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
* Includes 913,333 shares issuable upon the exercise of currently exercisable options.
** Includes (a) 126,000 shares held by The Belau Family Trust, of which Mr. Belau is a beneficiary;(b) 10,000 shares held by The Belau Family Foundation, of which Mr. Belau's wife is the President. Mr. Belau disclaims beneficial ownership of the shares held by The Belau Family Foundation; (c) 1,468,859 shares held by the Belau First Tier Limited Partnership. The general partner of the Belau First Tier Limited Partnership is Belau First Tier, Inc., of which Mr. Belau is the sole stockholder; (d) 16,235 shares held by the Belau Second Tier Limited Partnership. The general partner of the Belau Second Tier Limited Partnership is Belau Second Tier, Inc., of which Mr. Belau is the sole stockholder; and (e) 10,000 shares held by the Robert Belau 2000 Irrevocable Trust of which Mr. Belau is a beneficiary.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

      (a) Name of Issuer

            Predictive Systems, Inc.

      (b) Address of Issuer's Principal Executive Offices

            417 Fifth Avenue, New York, NY 10016

Item 2.

   (a) - (c) Name, Address of Principal Business Offices, and Citizenship/Place of Organization of Persons Filing

             Robert Belau
             c/o Predictive Systems, Inc.
             417 Fifth Avenue
             New York, NY  10016

      (d) Title of Class of Securities

            Common Stock

      (e) CUSIP Number

            74036W 10 2

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      Not Applicable.


Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      The information in items 1 and 5-11 on the Reporting Person's cover page of this Schedule 13G is hereby incorporated by reference.


Item 5. Ownership of Five Percent or Less of a Class.

      Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Not Applicable.

Item 8. Identification and Classification of Members of the Group.

      Not Applicable.

Item 9. Notice of Dissolution of Group.

      Not Applicable.

Item 10. Certification.

      Not Applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                      February 14, 2001
                                      ------------------------------------------
                                      Date

                                      /s/ Robert Belau
                                      ------------------------------------------
                                      Robert Belau


      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

  Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)